SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                    FORM S-8
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                                LITFUNDING CORP.
                                ----------------
             (Exact Name of Registrant as Specified in Its Charter)

                                     Nevada
                                     ------
         (State or Other Jurisdiction of Incorporation or Organization)

                                   93-1221399
                      (I.R.S. Employer Identification No.)

             3700 Pecos McLeod Drive, Suite 100, Las Vegas, NV 89121
             -------------------------------------------------------
                    (Address of Principal Executive Offices)

 Contract and corporate resolution to issue shares for document formatting and Edgarization services provided by Format Inc., with shares payable to Ryan Neely

                              (Full Title of Plan)

                             Morton Reed, President,
             3700 Pecos McLeod Drive, Suite 100, Las Vegas, NV 89121
             -------------------------------------------------------
                     (Name and Address of Agent for Service)

                                  (702)317-1610
                                  -------------
          (Telephone Number, including Area Code, of Agent for Service)


                                           CALCULATION OF REGISTRATION FEE
========================== ========================= ========================= ===================== ===================
   Title of securities              Amount               Proposed maximum        Proposed maximum        Amount of
    to be registered                to be                 offering price            aggregate         registration fee
                                registered(1)              per share(2)          offering price
-------------------------- ------------------------- ------------------------- --------------------- -------------------
      Common Stock,
     $.001 par value                27,500                    $0.39                $10,725.00            $1.26
========================== ========================= ========================= ===================== ===================
(1) Consists of shares issuable pursuant to contract and corporate resolution to issue shares for document formatting and Edgarization services provided by
Format Inc., with shares payable to Ryan Neely
(2) Estimated solely for the purpose of estimating the registration fee pursuant to Rule 457(c) promulgated pursuant to the Securities Act of 1933, on the basis of the average of the best bid and ask price of the Registrant's Common Stock as reported on the Over The Counter Bulletin Board on June 20, 2005.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

ITEM 1.  PLAN INFORMATION.
--------------------------

The Registrant is offering shares of its common stock pursuant to an agreement and corporate resolution to issue shares for document formatting and Edgarization services provided by Format Inc., with shares payable to Ryan Neely, the owner and officer of Format, Inc. The issuance of these shares is being made pursuant a duly adopted agreement and entered into by LitFunding USA, a subsidiary of the Registrant on or about June 22, 2005. The shares issued hereunder will not be subject to any resale restrictions. The agreement provides for the payment of 27,500 shares to Mr. Neely in settlement of an invoice for $14,185 from Format, Inc., which has provided certain document formatting and Edgarization services to the Registrant. Those 27,500 shares of the Registrant's $.001 par value common stock are being registered herewith.


ITEM 2.  REGISTRANT INFORMATION AND EMPLOYEE PLAN INFORMATION.
--------------------------------------------------------------

Mr. Neely shall be provided a written statement notifying him that upon written or oral request he will be provided, without charge, (i) the documents incorporated by reference in Item 3 of Part II of this registration statement, and (ii) other documents required to be delivered pursuant to Rule 428(b). The statement will inform Mr. Neely that these documents are incorporated by reference in the Section 10(a) prospectus, and shall include the address (giving title or department) and telephone number to which the request is to be directed.


                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT



ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.
------------------------------------------------

We incorporate the following documents by reference in this Registration
Statement:

(a)    Our latest Annual Report on Form 10-KSB for the year ended
       December 31, 2004, filed with the Securities and Exchange
       Commission on March 21, 2005;

(b) Our latest Quarterly Report on Form 10-QSB for the period ended March 31, 2005, filed with the Securities and Exchange Commission on May 20, 2005;

(c) Our Registration Statement on Form SB-2 file number 333-63352, filed on June 19, 2001 pursuant to Section 12 of the Exchange Act, and subsequent amendments, in which there is described the terms, rights and provisions applicable to our outstanding common stock; and

(d) All other documents filed by the company after the date of this Registration Statement pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents.


ITEM 4. DESCRIPTION OF SECURITIES.
----------------------------------

Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.
------------------------------------------------

Not applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.
--------------------------------------------------

Article Seventh of our Articles of Incorporation provides, among other things, that our officers and directors shall not be personally liable to us or our shareholders for monetary damages for breach of fiduciary duty as an officer or a director to the fullest extent permitted by the Nevada Revised Statutes.

Our Bylaws and the Nevada Revised Statutes also provide for indemnification of directors and officers against certain liabilities. Pursuant to our Bylaws, our officers and directors are indemnified, to the fullest extent available under Nevada law, against expenses actually and reasonably incurred in connection with threatened, pending or completed proceedings, whether civil, criminal or administrative, to which an officer or director is, was or is threatened to be made a party by reason of the fact that he or she is or was one of our officers, directors, employees or agents. We may advance expenses in connection with defending any such proceeding, provided the indemnitee undertakes to repay any such amounts if it is later determined that he or she was not entitled to be indemnified by us. Accordingly, our directors may have no liability to our shareholders for any mistakes or errors of judgment or for any act of omission, unless the act or omission involves intentional misconduct, fraud, or a knowing violation of law or results in unlawful distributions to our shareholders.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.
--------------------------------------------

Not applicable.

ITEM 8. EXHIBITS.
-----------------

2.1      Merger Agreement*
3.1      Articles of Incorporation**
3.2      Bylaws**
3.3      Amendment to Articles of Incorporation**
5        Opinion of AGMB LLC
10       Invoice and Agreement with Format Inc. for payment of invoice
23.1     Consent of AGMB LLC***
23.2     Consent of Epstein, Weber & Conover PLC
99       Corporate Resolution to Settle Invoice with Shares with Format, Inc.

*   Previously filed as exhibit to Form 8-K filed on March 11, 2003.
** Previously filed as exhibits to Registration Statement on Form SB-2 filed on June 19, 2001
*** Contained in its opinion filed as Exhibit 5 to this Registration Statement.

ITEM 9. UNDERTAKINGS.
---------------------

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

         (ii) to specify in the prospectus any facts or events occurring after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information specified in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be specified in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) (Section 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; provided, however, that paragraphs (1)(i) and
(1)(ii) shall not apply if the information required to be included in a post-effective amendment by those clauses is specified in periodic reports filed by the Company pursuant to the provisions of Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

         (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

(2) That, for the purpose of determining any liability pursuant to the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities offered at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The company hereby undertakes that, for purposes of determining any liability pursuant to the Securities Act, each filing of the company's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising pursuant to the Securities Act may be permitted to directors, officers and controlling persons of the company pursuant to the foregoing provisions, or otherwise, the company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the company will, unless in the opinion of its counsel that matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by the company is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                POWER OF ATTORNEY

The company, as the registrant hereunder, and each person whose signature appears below, hereby appoints Morton Reed as attorney-in-fact, with full power of substitution, to execute, in the name and on behalf of the company and on behalf of each person, individually and in each capacity stated below, one or more post-effective amendments to this Registration Statement as the attorney-in-fact, and to file any such post-effective amendments to this Registration Statement with the Securities and Exchange Commission.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act, the company certifies it has reasonable grounds to believe that the company satisfies all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, Nevada, on this 6th day of July 2005.


LITFUNDING CORP.,
a Nevada corporation


/s/ Morton Reed
---------------------------------------------
Morton Reed
President, Chief Executive Officer


/s/ Robert P. Amira
---------------------------------------------
Robert P. Amira
Executive Vice President

/s/ Stanley Weiner
---------------------------------------------
Stanley Weiner
Vice President Finance

/s/ Lloyd Schiller
---------------------------------------------
Lloyd Schiller
Vice President of Sales

/s/ Dermot Ryan
---------------------------------------------
Dermot Ryan
Secretary


Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on July 6, 2005, who are the directors of the Registrant's board of directors constituting its compensation committee and who shall administer and enforce the Consultant Agreement with the above named entity, and ensure the shares are issued to the individual named herein.



/s/ Morton Reed
---------------------------------------------
Morton Reed
Director


/s/ Stanley Weiner
---------------------------------------------
Stanley Weiner
Director